Exhibit 99.2
Contacts:

W. Phillip	Marcum Philip Bourdillon/Gene Heller
Chairman and CEO	Silverman Heller Associates
303-785-8080	310-208-2550
METRETEK TECHNOLOGIES TO SPEAK AT ROTH CAPITAL PARTNERS
18TH ANNUAL OC CONFERENCE
Company raises 2005 guidance and reports results of Warrant Call
DENVER — February 21, 2006 – Metretek Technologies, Inc. (Amex: MEK) will present at the Roth Capital Partners 18th Annual OC Conference being held February 20-22 in Dana Point, California.
W. Phillip Marcum, chairman and chief executive officer of Metretek Technologies, will discuss the Company’s current operations and business initiatives. Metretek’s presentation is scheduled to begin at 2:30 p.m. PST on Wednesday, February 22. A copy of the Company’s slide presentation will be archived on the “Investor Info” section of the Company’s website at www.metretek.com.
In connection with the presentation, the Company is raising its 2005 guidance. According to the Company, 2005 revenues are now expected to be approximately $47 million, with net income from continuing operations in the range of $2.4 million to $2.6 million, and earnings per basic share in the range of $0.20 to $0.21 based upon approximately 12.3 million average shares outstanding.
According to Marcum, “We are very pleased with the performance of the Company in 2005, and we look forward to an exciting and productive 2006. At this time,” said Marcum, “we are not addressing our previously issued guidance for 2006, although we will provide additional guidance as appropriate.” In a press release issued on December 22, 2005, the Company estimated that revenues in 2006 will be in the range of $80 million to $85 million, but it did not provide specific guidance on net income, other than to note that it is expected to be substantially higher than an earlier estimate of approximately $3.8 million. Marcum noted that actual results for 2005 are expected to be available in mid to late March.
The Company also disclosed the results of its Warrant Call that was completed on February 19, 2006. Before announcing the warrant call on January 19, 2006, the Company had 892,518 warrants issued, outstanding and subject to the warrant call. Each warrant could be exercised to purchase one share of common stock at an exercise price of $3.41 per share; additionally, certain of the warrants could be exercised on a cashless basis. In summary, virtually all warrants were exercised, resulting in net cash proceeds of approximately $1.8 million. The Company intends to use the proceeds primarily for the repayment of its highest interest-rate bearing indebtedness and for general corporate purposes.
The Company also announced today that, with respect to the two previously disclosed verbal orders for distributed generation projects for its PowerSecure, Inc. subsidiary that in the aggregate are expected to contribute in excess of $45 million to 2006 revenues, the master agreement that governs the vast majority of those orders has been signed.

Metretek Technologies, Inc. through its subsidiaries — PowerSecure, Inc.; Metretek, Incorporated; and Southern Flow Companies, Inc. — is a diversified provider of energy technology products, services and data management systems to industrial and commercial users and suppliers of natural gas and electricity.
All forward-looking statements contained in this release are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including statements concerning anticipated revenues, net income and earnings per share for 2005, anticipated revenues and net income in 2006, and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management and statements of assumptions underlying the foregoing, and are often, but not always, identified by words such as “may,” “expect,” “will,” “should,” “believe,” “optimistic,” “anticipate,” “intend,” “hope” and similar terminology. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements, including, but not limited to, the number of warrants actually exercised for cash, the conditions to the warrant call remaining in effect until the call date, and other factors, risks and uncertainties described from time to time in the Company’s reports and filings with the Securities and Exchange Commission, including but not limited to Company’s most recently filed Annual Report on Form 10-K and subsequently filed reports on Form 10-Q and Form 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.
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